NEWS RELEASE

For Information Contact:

          For Immediate Release

Liberty All-Star Growth Fund, Inc.

1-800-241-1850

www.all-starfunds.com

Leading Independent Proxy Advisor Recommends that Liberty All-Star® Growth Fund Stockholders Vote “FOR” Fund Director Nominees and FOR Portfolio Management Agreement Proposal

BOSTON, April 21, 2010 –Liberty All-Star® Growth Fund, Inc. (the “Fund”) (NYSE: ASG) announced today that ISS Governance Services (“ISS”), a leading independent proxy advisory firm that is part of RiskMetrics Group, has recommended that Fund stockholders vote “FOR” the Fund’s Director nominees and “FOR” the Fund’s portfolio management agreement proposal.

ISS recommended that stockholders “Do Not Vote” the dissident proxy from Full Value Partners L.P. (“FVP”).

In its independent report, ISS points out that:

•

“ISS believes that by impairing the Fund’s ability to replace sub-advisers on a timely basis when the board has identified a fundamental need to do so, as FVP is advocating, would impair the board’s ability to continue to deliver less volatile, above average relative long-term results.”

•

“Furthermore, ISS believes the Fund’s NAV outperformance relative to its peers and the disadvantages to the Fund’s common shareholders associated with converting the Fund to an open-end fund, justify supporting the board’s current nominees and sub-advisory proposal.  Additionally, the Fund’s NAV discount over the long-term has remained in line with its peer group.”

William Parmentier, President of the Fund said, “I am pleased that ISS supports the Boards’ recommendations along with our multi-manager process, which has served stockholders well since its implementation back in 1995.”

The Fund urges its stockholders to vote in accordance with its Board’s recommendations FOR each Director nominee and FOR the new portfolio management agreement with Mazama Capital Management, Inc. by completing the WHITE proxy card that they received.  Stockholders who have previously signed a GREEN proxy card from FVP are urged to revoke that proxy by signing, dating and mailing the Fund’s WHITE proxy card.  Stockholders who have questions should contact The Altman Group, Inc. toll-free at 1-800-499-7619.

Bulldog Investors General Partnership (“BIGP”), a party related to FVP, has filed tender offer materials with the Securities and Exchange Commission relating to a tender offer for a limited number of shares of the Fund.  The Fund, however, believes that BIGP has not yet “commenced” (as that term is used in the rules of Securities and Exchange Commission) its tender offer.  In order to avoid confusing its stockholders, the Fund currently does not intend to communicate any recommendation regarding the tender offer unless and until the Fund determines that the tender offer has actually been commenced.

ALPS Advisors, Inc. is the Fund manager of the Liberty All-Star Growth Fund, a multi-managed, closed-end investment company with more than $130 million in net assets.

The Liberty All-Star Growth Fund is a closed-end fund and does not continuously offer shares.  The Fund trades in the secondary market; investors wishing to buy or sell shares need to place orders through an intermediary or broker.  The share price of a closed-end fund is based on the market’s value. Forward-looking statements are based on information that is available on the date hereof, and neither the Fund manager nor any other person affiliated with the Fund manager has any duty to update any forward-looking statements.  Important factors that could affect actual results to differ from these statements include, among other factors, material, negative changes to the asset class and the actual composition of the portfolio.

This announcement is not a recommendation relating to an offer to purchase or a solicitation of an offer to sell shares of the Fund.  If any tender offer is commenced, the Fund will issue its recommendation statement.  Stockholders should read any such recommendation statement when it is available as it will contain important information.  Any recommendation statement will be filed with the Securities and Exchange Commission and will be available free of charge at the SEC’s website at http://www.sec.gov and from the Fund.

###